Exhibit 10.1

August 30, 2023

KULR Technology Group, Inc.

4863 Shawline Street

San Diego, CA 92111

Email: Michael.Mo@kulrtechnology.com

Dear Sirs:

I am writing on behalf of YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. Reference is made to the August 16, 2023 Letter Agreement, as amended on August 21, 2023 (the “Letter Agreement”), entered into between KULR Technology Group, Inc, a Delaware corporation (the “Company”) and the Investor, which Letter Agreement amended and supplemented that certain Supplemental Agreement dated September 23, 2022 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

This letter agreement is intended to amend and replace the Letter Agreement.

Pursuant to the Supplemental Agreement, an initial Pre-Paid Advance in the principal amount of $15,000,000 was advanced by the Investor to the Company on September 23, 2022 (the “First Advance”) and a second Pre-Paid Advance in the principal amount of $2,000,000 was advanced by the Investor to the Company on March 10, 2023 (the “Second Advance,” and collectively, with the First Advance, the “Advances”). As of July 26, 2023, the outstanding balances owed under the Advances are as set forth below.

	First Advance	Second Advance	Total
Principal	$ 5,150,000	$ 2,000,000	$ 7,150,000
Interest[1]	$ 90,301	$ 74,521	$ 164,822
Total	$ 5,240,301	$ 2,074,521	$ 7,314,822

The parties hereby agree to the following:

1.              Notwithstanding anything to the contrary in the Agreement, the Investor agrees that any and all notices of an event described in Section 2.3(c)(i) of the Agreement (a “Triggering Event”) under the Agreement have been and, nevertheless, are hereby rescinded and any past or future payment obligations of the Company that may arise due to a Triggering Event are hereby superseded by the payment obligations set forth herein. Furthermore, the Investor agrees, acknowledges and confirms that the Investor has never sent a notice of an Event of Default under the Agreement.

1 Interest shown above is as of July 26, 2023. Each day thereafter, additional interest accrues on the principal balance set forth above at the rate of $1,959 per day.

2.              The Company shall repay the outstanding amounts owed under the Advances in full or in four periodic payments (each, a “Repayment”) by the dates and in the amounts as set forth below (and any notice provisions required pursuant to the Agreement shall be deemed to be satisfied).

(a) In the event that the Company closes a financing in excess of $15,000,000, the Company shall pay (i) all outstanding accrued and unpaid interest and (ii) the Payment Premium (i.e. 5%) in respect of such principal amount outstanding, and, upon receipt of such full payment, the Company and the Investor shall mutually agree to deem the Agreement and the SEPA to be automatically terminated by mutual consent;

(b) On or before September 22, 2023 or on the date of the closing of any financing priced on or before September 22, 2023, the Company shall pay an amount equal to the sum of (i) $1,500,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “September Payment”);

(c) on or before November 30, 2023, the Company shall pay an amount equal to the sum of (i) $1,500,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “November Payment”);

(d) on or before December 31, 2023, the Company shall pay an amount equal to the sum of (i) $2,000,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “December Payment”); and

(e) on or before January 31, 2024, the Company shall pay an amount equal to the sum of (i) the remaining principal amount on the Advances, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “January Payment”).

The amount of any Repayment to be paid as set forth above shall be reduced in chronological order by, if permissible pursuant to Section 3 below, any Investor Notices submitted by the Investor prior to the due date of any such Repayment. The Company’s failure to pay to the Investor any amount of a Repayment when and as due as set forth herein, which is not cured within the applicable cure period set forth in Section 2.3(e)(i) of the Agreement, shall constitute an Event of Default under the Agreement. In addition, in the event the Company fails to pay any amount of a Repayment when and as due as set forth herein, which is not cured within the applicable cure period set forth in Section 2.3(e)(i) of the Agreement, the Company hereby agrees (i) that the Floor Price shall be reduced to a price equal to 80% of the closing price on the date the Company failed to pay any amount of a Repayment (but in no event less than $0.20); and (ii) if the number of shares under the Exchange Cap is depleted to below 5 million Shares, to immediately initiate procedures to seek shareholder approval to issue Shares, if needed, in excess of the Exchange Cap.

3.              Except as set forth below the Investor shall not submit Investor Notices prior to December 1, 2023. Thereafter, during the calendar month of December, 2023, the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances, which amount shall be decreased by any amount of the November Payment actually paid. Thereafter, during the calendar month of January, 2023, the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances, which amount shall be decreased by any amount of the December Payment actually paid. Thereafter the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances per month, which amount shall be decreased by any amount of the January Payment or other repayments actually paid. The limitations agreed by the Investor in this section shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, including failure to make any Repayment as set forth above, and (ii) with respect to any Investor Notice requesting an Advance utilizing a price per share equal to the Fixed Price (which, for the avoidance of doubt, is $1.7677). The foregoing limitations in this subsection may be waived with the prior written consent of the Company.

Please make the required Repayments by the applicable due dates, to the account of the Investor by wire transfer of immediately available funds to the account attached hereto. If you have any questions, please contact me at legal@yorkvilleadvisors.com or 201-536-5140 or 201-536-5109.

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YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ David Gonzalez
	Name:	David Gonzalez
	Title:	General Counsel

Agreed and accepted by:

KULR Technology Group, Inc.

By:	/s/ Michael Mo
Name: Michael Mo
Title: Chief Executive Officer

cc: Sichenzia Ross Ference LLP

via Email: jyamamoto@srf.law